Exhibit 99.1
CELL GENESYS COMPLETES ACQUISITION OF CALYDON

FOSTER CITY, Calif., September 5, 2001-Cell Genesys, Inc. (Nasdaq: CEGE) today announced that it has completed the acquisition of Calydon, Inc., a private biotechnology company focused on developing therapeutic products for cancer. With the addition of Calydon's technology and product candidates, Cell Genesys will now have three diverse cancer therapeutic product platforms and as many as three late stage product candidates with the potential to enter Phase III clinical trials during the next 18 months.The acquisition, first announced on August 2, 2001, was structured as a stock-for-stock transaction in which Calydon shareholders will receive approximately 935,000 shares of Cell Genesys stock, then valued at approximately $17.4 million, and included the assumption of approximately up to $2.6 million in Calydon liabilities by Cell Genesys.

"We are very pleased to announce the completion of the Calydon acquisition thereby achieving a clearly stated corporate goal to expand our cancer pipeline through a strategic acquisition," stated Stephen A. Sherwin, M.D., chairman and chief executive officer. "We are quite impressed with the results already achieved in human clinical trials of CV706, Calydon's lead product for prostate cancer, as well as the data obtained in preclinical studies of several other product candidates.We believe this acquisition has added considerable value to our business at a most attractive price."

The cancer product platform developed by Calydon is based on a proprietary technology referred to as ARCA™, which employs oncolytic (cancer cell killing) viruses engineered to selectively replicate in and kill targeted cancer cells.The technology utilizes adenovirus, one of the commonly occurring viruses responsible for the common cold.The engineered viruses are delivered either by direct injection into tumors or by intravenous administration and are thousands of times more specific for killing cancer cells than standard chemotherapeutic drugs. Once the ARCA™ therapy is delivered to the cancer cells, the virus replicates within the cell until it bursts thereby destroying the cell and spreading the newly created viruses throughout the tumor repeating the cycle in the neighboring cancer cells.The virus specifically targets cancer cells as compared to surrounding tissue, and after destroying the cancer cells, the engineered virus can be cleared by the body's immune system.

CV706, the lead ARCA™-based product for early stage prostate cancer, is delivered intratumorally similar to radiation seed therapy and demonstrated compelling evidence of antitumor activity in an initial Phase I/II clinical trial. A Phase II study evaluating CV706 in combination with radiation therapy is planned for later this year in preparation for a Phase III trial which is targeted to begin by the end of 2002. A Phase I/II trial for CV787, a product which is delivered intravenously, is under way in advanced prostate cancer patients. Data from this clinical trial are expected to be presented at the European Cancer Conference (ECCO) in late October. Future studies of CV787 would likely include an evaluation of combination therapy with standard chemotherapy for prostate cancer. In addition to prostate cancer, the ARCA™-based technology is demonstrating encouraging results in preclinical studies of colon cancer (CV798), bladder cancer (CV884) and liver cancer (CV890). Cell Genesys expects to manufacture CV706 and other ARCA™ products in its GMP (Good Manufacturing Practices) facility located in San Diego, CA.

Cell Genesys is focused on the development and commercialization of innovative therapeutic products for cancer based on gene therapy technologies. The company is pursuing three cancer product platforms-GVAX® cancer vaccines, oncolytic virus therapies and in vivo cancer gene therapies. Clinical trials of the company's GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer and myeloma with plans to initiate a trial for acute leukemia during 2001. Clinical trials of oncolytic virus therapies include CV706 and CV787 in prostate cancer. Preclinical stage programs include gene therapies and oncolytic virus therapies for multiple types of cancer as well as gene therapies for hemophilia. Cell Genesys' majority-owned subsidiary, Ceregene, is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold a 10.5 percent equity interest in its former subsidiary, Abgenix, an antibody product company. For additional information, please visit the company's website at www.cellgenesys.com

Statements made herein about Cell Genesys and its subsidiaries, other than statements of historical fact, including statements about the progress, reports and timelines of clinical trials and progress and reports of preclinical programs, marketability and success of potential products, nature of product pipelines, licenses and intellectual property are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and development programs, the success and results of clinical trials, the regulatory approval process, competitive technologies and products, patents and the ability to finance the company's programs. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K dated April 2, 2001 as well as Cell Genesys' reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission.